Dated: September 2, 2013

Global Gateway Investments, Ltd.

and

Bison Capital Media Limited

SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT dated September 2, 2013 is made by and between Global Gateway Investments, Ltd., a British Virgin Islandmpany (the “Seller”) and Bison Capital Media Limited, a Cayman Islands company (the “Buyer”).

RECITALS:-

1.	The Seller currently owns a certain number of ADSs (as defined below) of the Company (as defined below).

2.	The Buyer has agreed to purchase from the Seller and the Seller has agreed to sell to the Buyer the Sale Shares (as defined below) on the terms set out below.

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The Recitals form is part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement shall include the Recitals.

1.2	In this Agreement the following words and expressions shall have the following meanings:

“ADSs” means American Depositary Shares, each representing two ordinary shares, par value US$0.001 per share, of the Company.

“Business Day” means a day, not being a Saturday or a Sunday, on which banks are generally open for business (including for dealings in foreign currency deposits and exchange) in Hong Kong and New York.

“Charter Documents” means, with respect to a particular legal entity, the articles or certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Company” means AirMedia Group Inc., a listed company (NASDAQ: AMCN) incorporated under the laws of the Cayman Islands.

“Closing” means the carrying out by the parties of their obligations under Section 4.2.

“Closing Date” means the date of the Closing, on which the last of the conditions required to be satisfied or waived is either satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver thereof at the Closing), or such other date as the parties shall agree, provided that the Closing Date shall in no event be later than fourteen (14) Business Days in the aggregate from the signing of this Agreement unless otherwise agreed in writing by the Seller.

“Encumbrance” means any mortgage, deed of trust, pledge, hypothecation, assignment, lien (statutory or other), preference, priority, right or other security interest or preferential arrangement of any kind.

“Sale Shares” means 8,100,000 ADSs of the Company, representing approximately 12.69 % of the Company’s total issued and outstanding share capital on fully-diluted basis as of the date hereof.

“US$” means United States Dollars, the lawful currency of the United States.

1.3	In this Agreement, save where the context otherwise requires:

(a)	The singular includes the plural and vice versa and reference to any gender includes a reference to all other genders;

(b)	Headings and the use of bold typeface shall be ignored;

(c)	A reference to a section, unless indicated to the contrary, shall mean a reference to a section of this Agreement; and

(d)	References to writing shall include any modes of reproducing words in a legible and non-transitory form.

2.	SALE AND PURCHASE OF THE SALE SHARES

2.1
Sale and Purchase. In accordance with the terms and subject to the conditions, including the payment by the Buyer of the Consideration set forth in Section 3.1 below, of this Agreement, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Sale Shares, free of any Encumbrance except for restrictions of general applicability imposed by U.S. federal, state securities laws and by securities laws in other applicable jurisdictions, at the Closing.

2.2
Title. The title to, the beneficial ownership of, and any risks attaching to, the Sale Shares shall pass to the Buyer at Closing, together with all associated rights and benefits attaching or accruing thereto at or after Closing.

3.	CONSIDERATION

3.1
At Closing, the Buyer shall pay to the Seller US$1.80 for each Sale Share, amounting to an aggregate consideration (“Consideration”) of US$14,580,000, in immediately available funds as set forth in Section 4.3(a) below for the purchase of the Sale Shares hereunder.

4.	CLOSING

4.1
General. Closing of the sale and purchase of the Sale Shares shall take place on the Closing Date at the office of the Buyer at 11:00 a.m. (Beijing time) or at such other place and time as shall be mutually agreed by the parties in writing.

4.2	Closing Procedures. At the Closing:

(a)	The Buyer shall make or procure the payment of the Consideration by way of telegraphic transfer of immediately available and cleared funds to the accounts designated by the Seller;

(b)	The following conditions shall be satisfied or waived by the Buyer:

(i)
the Seller shall deliver or procure to be delivered to the Buyer an instrument of transfer (substantially in the form attached hereto as Exhibit A) duly executed by or on behalf of the Seller together with the original certificates representing the Sale Shares, if applicable;

(ii)
the Seller shall deliver or procure to be delivered to the Buyer a copy of the letter of instruction (substantially in the form attached hereto as Exhibit B) duly issued by the Seller to its broker for the transfer of Sale Shares;

4.3	Conditions to Closing.

(a)	Unless otherwise waived by the Buyer, the Buyer’s obligation to acquire the Sale Shares is conditional upon:

(i)
the warranties of the Seller in Section 6 below being true and accurate in all material respects as of the date hereof and at and as of the Closing Date as though such warranties were made at and as of the Closing Date;

(ii)
all approvals required to be obtained by the Seller to permit the execution, delivery and performance of this Agreement and the transfer and assignment of the Sale Shares to the Buyer at the Closing Date pursuant to this Agreement having been obtained; and

(iii)
the board of directors of the Company having passed resolutions that, subject to the completion of the transactions hereunder, appoint Mr. Qunyao Gao (高群耀) (as an independent director) and Mr. Peixin Xu (徐沛欣) to the board of directors of the Company.

(b)	Unless otherwise waived by the Seller, the Seller’s obligation to sell the Sale Shares is conditional upon:

(i)
the warranties of the Buyer in Section 7 below being true and accurate in all material respects as of the date hereof and at and as of the Closing Date as though such warranties were made at and as of the Closing Date.

5.	TERMINATION OF AGREEMENT.

This Agreement may be terminated before the Closing as follows:

(a)
by either party hereto in signed writing on or after September 30, 2013 if the Closing shall not have occurred on or before such date unless such date is extended by the mutual written consent of the Seller and the Buyer; or

(b)	by mutual written consent of the Seller and the Buyer as evidenced in writing signed by the Seller and the Buyer.

6.	WARRANTIES BY THE SELLER

6.1	General. The Seller warrants to the Buyer as follows:

(a)	It has the power to enter into, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.

(b)
The execution and the performance of this Agreement will not contravene any provision of law applicable to the Seller or any contractual restriction binding on or affecting it, except in each case for any such contravention that would not singly or in the aggregate result in a material adverse effect on the transactions contemplated hereby.

(c)	It has taken all necessary action to authorize the entering into and performance of this Agreement and to carry out the transactions contemplated hereby.

(d)
The terms of this Agreement are valid and binding obligations of the Seller, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e)
It is the sole legal and beneficial owner of the Sale Shares, free and clear of any Encumbrance, except for restrictions of general applicability imposed by U.S. federal, state securities laws and by securities laws in other applicable jurisdictions, and there is no outstanding call on any of the Sale Shares and all of the Sale Shares have been duly issued and fully paid.

(f)	The Sale Shares have been registered under the U.S. Securities Act of 1933, as amended.

7.	WARRANTIES BY THE BUYERS

7.1	General. The Buyer hereby warrants to the Seller as follows:

(a)	It has the power to enter into, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.

(b)	The terms of this Agreement are valid and binding obligations of the Buyer.

(c)	It has taken all necessary action to authorize the entering into and performance of this Agreement and to carry out the transactions contemplated hereby.

8.	GENERAL

8.1	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

8.2
The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

8.3	The rights and remedies of the Seller and the Buyer contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

8.4	The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the continuation in force of the remainder of this Agreement.

8.5	This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, successors and legal representatives.

9.	NOTICES

9.1
Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be provided by one or more of the following means to the address of the relevant party specified below (or such other address as shall be notified by one party to the other from time to time) and shall be deemed to have been duly given (i) if delivered personally, when received, (ii) if transmitted by facsimile, on the first (1st) Business Day following receipt of a transmittal confirmation, or (iii) if by international courier service, on the seventh (7th) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed to the sender by such courier service.

(a)	If to the Seller:

c/o CDH Investments Management (Hong Kong) Ltd
1503 Level 15 International Commerce Centre
1 Austin Road West, Kowloon, Hong Kong
Fax: +852-2810 7083
Email: shangxj@cdhfund.com

With a copy to:

David Zhang
Fan Zhang
Kirkland & Ellis
26/F, Gloucester Tower
The Landmark
15 Queen’s Road Central
Hong Kong

(b)	If to the Buyer:

Bison Capital Media Limited
Yanni Duan
Email: jennyduan@bisoncapital.cn

With a copy to: Michelle Jin
PacGate Law Group
A-4201, Fortune Plaza, 7 East 3rd Ring Rd.
Chaoyang District, Beijing 100020, PRC

10.	GOVERNING LAW AND DISPUTE RESOLUTION

10.1	This Agreement is governed by, and shall be construed in accordance with, the laws of New York, without regard to principles of conflicts of law.

10.2
Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(a)
The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator. The HKIAC Council shall select the arbitrator, who shall be qualified to practice law in Hong Kong.

(b)
The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail.

(c)
Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(d)	The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(e)	Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(f)	During the course of the arbitral tribunal’s adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

11.	ENTIRE AGREEMENT

11.1	This Agreement constitutes the entire understanding and agreement between the parties and supersedes all prior agreements, arrangements, letters and discussions between the parties.

12.	COUNTERPARTS

12.1
This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

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IN WITNESS of which the parties have executed this Agreement on the day and year first above written.

SELLER

Global Gateway Investments, Ltd.

By:	/s/ Xiaojun Shang

Name:	Xiaojun Shang

Title:	Director

SIGNATURE PAGE FOR SHARE TRANSFER AGREEMENT

IN WITNESS of which the parties have executed this Agreement on the day and year first above written.

BUYER

Bison Capital Media Limited

By:	/s/ Fengyun Jiang

Name:	Fengyun Jiang

Title:	Director

SIGNATURE PAGE FOR SHARE TRANSFER AGREEMENT

Exhibit A

Form of Instrument of Transfer

AIRMEDIA GROUP INC.
(the “Company”)
TRANSFER OF SHARES

We, Global Gateway Investments, Ltd., in consideration of Fourteen Million Five Hundred and Eighty Thousand United States Dollars (US$14,580,000) DO HEREBY TRANSFER TO Bison Capital Media Limited 8,100,000 ADSs in the Company represented by the attached certificate.

Dated:  _________, 2013

SIGNED by the above-named transferor and transferee

TRANSFEROR:

Global Gateway Investments, Ltd.

By:	/s/

Name:
Title:

TRANSFEREE:

Bison Capital Media Limited

By:	/s/

Name:
Title:

Exhibit B

Banker’s Letter of Instruction